Exhibit 99.1

Company Contact:
Nancy C. Broadbent	Evan Smith, CFA / Erica Pettit
Chief Financial Officer	Financial Dynamics
215-579-7388	212-850-5606 / 212-850-5614

CollaGenex Pharmaceuticals Reports Financial Results
For the Third Quarter of 2006

- - -

Company Reaffirms 2006 Guidance

Newtown, PA — November 8, 2006 — CollaGenex Pharmaceuticals, Inc. (NASDAQ: CGPI) today reported financial results for the quarter ended September 30, 2006.  Total net revenues for the third quarter of 2006 were $5.6 million, including $2.2 million in net sales of Oracea(TM), compared to $4.5 million in total net revenues, with no Oracea sales, in the third quarter of 2005.  Oracea, the first systemic treatment approved by the FDA for the treatment of rosacea, was launched to the U.S. dermatology community in July 2006.  In accordance with the Company’s revenue recognition policy relating to the launch of a new product, CollaGenex recognized third quarter Oracea net sales based on the number of dispensed prescriptions, as reported by an independent prescription tracking service, rather than on shipments to wholesalers.

For the third quarter of 2006, the Company recorded a net loss allocable to common stockholders of $10.4 million, or $0.59 per basic and diluted share, compared to a net loss allocable to common stockholders of $5.4 million, or $0.37 per basic and diluted share, in the third quarter of 2005. The net loss in the third quarter of 2006 reflects sales and marketing costs associated with the launch of Oracea, as well as our continued research and development efforts to fund the Company’s growing pipeline of development stage products.

Colin Stewart, president and chief executive officer of CollaGenex, said “We are extremely pleased to be reporting our first quarter of Oracea sales, following its earlier-than-anticipated approval by the FDA on May 26, 2006.  We believe our initial launch was a great success, with an estimated 47,000 Oracea prescriptions filled between July and the end of October.  These prescription numbers, combined with a growing refill rate early in the launch, highlight the strong market acceptance of Oracea by physicians and patients.  The recent allowance of our Oracea patent by the USPTO further strengthens Oracea’s position in the dermatology market.  All of these factors bode extremely well for the continuing growth and success of this product.”

Nancy C. Broadbent, chief financial officer of CollaGenex, noted “Our financial results during the third quarter of 2006 are in line with our expectations and signal an important milestone in our commercial development as a dermatology company, with nearly 70% of our net revenues for the third quarter of 2006 derived from the sale of dermatology products.  Consistent with our financial guidance, we have booked all net sales of Oracea on the basis of the Oracea prescriptions filled during the quarter.  These net sales reflect promotional launch discounts, allowances and rebates, which totaled approximately 35% of Oracea gross sales.  In the fourth quarter of 2006, we anticipate that total discounts, allowances and rebates as a percentage of Oracea gross sales will be in the range of 15 to 20%.”

Mr. Stewart concluded, “While the primary focus of the quarter was on the successful launch of Oracea, we remain on track with regard to advancements of our pipeline.  This includes the development of incyclinide for the treatment of acne and Col-118 for the treatment of erythema, or skin redness, associated with rosacea.  The Phase II clinical trial evaluating incyclinide for the treatment of acne is fully enrolled and remains on schedule for completion of dosing by December 31, 2006, with data expected during the first quarter of 2007.  Col-118 is now in Phase I clinical trials for the treatment of erythema and we will continue to pursue these activities and others to support the long-term growth of the Company and solidify our position in the dermatology market.”

2006 Guidance

The following statements are based on the Company’s current expectations.  These statements are forward-looking and actual results may differ materially.  Please see the note regarding Forward-Looking Statements in this release.  For a more complete description of important risk factors that could cause actual results to differ, please refer to CollaGenex’s periodic reports on file with the Securities and Exchange Commission (SEC).

The Company is reaffirming its financial guidance for 2006 and is as follows:

•                  Total revenues: CollaGenex estimates that net product sales of Oracea will contribute $9 million to the Company’s 2006 total net revenues. Net revenues from Periostat(R), Pandel(R), the Atrix products, contract revenues from the Primus products and grant revenue from the previously announced NIH grant are expected to be approximately $15 million in 2006, for 2006 total net revenues of approximately $24 million.

•                  Research and development (R&D) expenses:  R&D expense is expected to be approximately $16 million, primarily to fund the ongoing Phase II dose-ranging study of incyclinide for the treatment of acne, various Phase IV clinical trials for Oracea, development work for COL-118, utilizing the technology obtained in the acquisition of SansRosa in 2005, and formulation development work for Restoraderm.

•                  Selling, general and administrative expenses: S,G&A expenses are expected to be approximately $41 million, reflecting sales and marketing costs associated with launching Oracea.

•                  Net loss allocable to common stockholders: Net loss allocable to common stockholders is expected to be approximately $38 million, or $2.15 per basic and diluted share, assuming weighted average common shares of approximately 17,500,000 for 2006.

•                  Cash Burn:  CollaGenex anticipates its cash burn to be approximately $36 million for 2006, taking into account the anticipated net loss allocable to common stockholders, investing activities and changes in working capital.

Conference Call

As previously announced, CollaGenex will hold a conference call on Wednesday, November 8, 2006, at 11:00 a.m. Eastern Time to discuss the Company’s third quarter 2006 operating and financial results and the recent USPTO allowance of the Oracea patent.  Investors and other interested parties may access the conference call by dialing +1 (888) 321-3075 in the U.S. or +1 (973) 582-2855 internationally or via a live Internet broadcast on the Company’s website at www.collagenex.com.

For those who cannot listen to the live broadcast, a replay will be available shortly after the call at www.collagenex.com for 90 days.  Additionally, a recording of the call will be available by telephone until 11:59 p.m. Eastern Time on November 15, 2006 by dialing +1 (877) 519-4471 in the U.S. or 1 (973) 341-3080 internationally, and entering access code: 8024081.

Financial Tables Follow

Summary Financial Data

(Unaudited)

(In thousands, except share amounts)

	Three Months Ended September 30,
	2006	2005
Consolidated Statement of Operations:
Revenues:
Net product sales	$4,991	$4,298
Contract and license revenues	431	202
Grant revenues	211	—
Total revenues	5,633	4,500

Operating Expenses:
Cost of product sales	1,326	852
Research and development	3,991	3,942
Selling, general and administrative	10,594	4,918

Total operating expenses	15,911	9,712
Operating loss	(10,278)	(5,212)
Other Income:
Interest income	403	288
Net loss	(9,875)	(4,924)
Preferred stock dividend	500	454
Net loss allocable to common stockholders	$(10,375)	$(5,378)

Net loss per basic and diluted share allocable to common stockholders	$(0.59)	$(0.37)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,541,225	14,455,223

	Nine Months Ended September 30,
	2006	2005
Consolidated Statement of Operations:
Revenues:
Net product sales	$11,686	$23,006
Contract and license revenues	1,084	446
Grant revenues	377	—
Total revenues	13,147	23,452

Operating Expenses:
Cost of product sales	3,311	5,017
Research and development	10,587	11,237
Selling, general and administrative	29,291	19,175
Restructuring charge	—	1,184

Total operating expenses	43,189	36,613
Operating loss	(30,042)	(13,161)
Other Income:
Interest income	1,438	763
Net loss	(28,604)	(12,398)
Preferred stock dividend	1,428	1,282
Net loss allocable to common stockholders	$(30,032)	$(13,680)

Net loss per basic and diluted share allocable to common stockholders	$(1.72)	$(0.95)

Weighted average shares used in computing net loss per basic and diluted share allocable to common stockholders	17,460,749	14,425,038

Selected Balance Sheet Data:	September 30, 2006	December 31, 2005
Cash and cash equivalents	$9,600	$26,219
Short-term investments	16,290	18,206
Accounts receivable	7,712	1,428
Inventories	1,350	630
Prepaid expenses and other current assets	2,333	1,564
Total current assets	37,285	48,047
Non-current assets	2,983	1,118
Total assets	$40,268	$49,165

Current liabilities	16,932	13,404
Long-term liabilities	279	93
Total liabilities	17,211	13,497

Total stockholders’ equity	23,057	35,668
Total liabilities and stockholders’ equity	$40,268	$49,165

About CollaGenex

CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on developing and marketing innovative proprietary medical therapies to the dermatology market.  In July 2006, CollaGenex launched Oracea(TM), the first FDA-approved systemic product for the treatment of rosacea, and is conducting a 300-patient, Phase II dose-finding study to evaluate its second dermatology candidate, incyclinide, for the treatment of acne.  CollaGenex is also conducting Phase I clinical trials to evaluate COL-118, a topical compound based on the SansRosa technology, for the treatment of redness associated with rosacea and other skin disorders. CollaGenex’s professional dermatology sales force also markets Pandel(R), a prescription topical corticosteroid licensed from Altana, Inc., Alcortin(TM) (1% iodoquinol and 2% hydrocortisone), a prescription topical antifungal steroid combination, and Novacort(TM) (2% hydrocortisone acetate and 1% pramoxine HCl), a prescription topical steroid and anesthetic.  Alcortin and Novacort are marketed by the Company under a Promotion and Cooperation agreement with Primus Pharmaceuticals, Inc.

CollaGenex also currently sells Periostat(R), which the Company developed as the first pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues and by enhancing bone protein synthesis, and Atridox(R), Atrisorb FreeFlow(R) and Atrisorb-D FreeFlow(R), which are products of QLT USA, Inc., the successor to Atrix Laboratories, Inc., for the treatment of adult periodontitis.

Research has shown that certain tetracyclines can be chemically modified to remove their antibiotic effects while retaining the properties that may make them effective in treating diseases involving inflammation and/or destruction of the body’s connective tissues.  CollaGenex is evaluating various chemically modified tetracyclines (so called “IMPACS(TM)” compounds because they are Inhibitors of Multiple Proteases And CytokineS) to assess whether they are safe and effective in these applications.  The Company has a pipeline of innovative product candidates with possible applications in dermatology and other disease states.  In addition, CollaGenex has acquired the Restoraderm(R) technology, a unique, proprietary dermal drug delivery system, and plans to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

To receive additional information on the Company, please visit our Web site at www.collagenex.com, which does not form part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, net loss and expenses, future cash position, including the third quarter and for the remainder of 2006, and its future development efforts, including the company’s clinical and development programs relating to incyclinide and COL-118 and its dermatology franchise and product pipeline, as well as plans, timing and success related to the launch of Oracea, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  CollaGenex’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the most recent Form 10-Q for the quarter ended June 30, 2006 under the section “Risk Factors” as well as other documents that may be filed by CollaGenex from time to time with the Securities and Exchange Commission.  Forward-looking statements include statements regarding CollaGenex’ expectations, beliefs, intentions, goals, strategies, plans or prospects regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  CollaGenex assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Periostat(R) and Restoraderm(R) are registered trademarks and IMPACS(TM) and Oracea(TM) are trademarks of CollaGenex
Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Novacort(TM) and Alcortin(TM) are trademarks of Primus Pharmaceuticals, Inc.

Pandel(R) is a registered trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are registered trademarks of QLT USA, Inc.

# # #